Exhibit 10.6

NICOLET NATIONAL BANK

DEFERRED COMPENSATION PLAN

(As Amended and Restated)

NICOLET NATIONAL BANK

DEFERRED COMPENSATION PLAN

(As Amended and Restated)

 i

NICOLET NATIONAL BANK

DEFERRED COMPENSATION PLAN

(As Amended and Restated)

THIS INDENTURE is made on the 20th day of September, 2016 (the “Restatement Effective Date”) by Nicolet National Bank, a national banking association organized under the laws of the United States (the “Primary Sponsor”).

W I T N E S S E T H:

WHEREAS, the Primary Sponsor established by indenture the Nicolet National Bank Deferred Compensation Plan, effective as of January 1, 2002, which instrument was amended by the First Amendment thereto dated December 21, 2010 (as so amended, the “Original Plan”).

WHEREAS, the Primary Sponsor now desires to amend and restate the Original Plan to provide eligible employees with enhanced deferral opportunities and for a variety of other reasons (as so amended and restated, the “Plan”).

WHEREAS, the Plan is designed as a “nonqualified deferred compensation plan,” within the meaning of Section 409A(d) of the Internal Revenue Code, which provides deferred compensation opportunities for a select group of management or highly compensated employees through both elective deferrals of pay by participants and discretionary employer contributions under the Plan.

WHEREAS, the Primary Sponsor intends that the Plan, as amended and restated, continue to qualify as a nonqualified deferred compensation plan that is compliant with the requirements of Section 409A of the Internal Revenue Code and continue as a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

NOW, THEREFORE, the Primary Sponsor does hereby amend and restate the Plan, effective as of the Restatement Effective Date, to read as follows:

SECTION 1

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following words and phrases shall, when used herein, have the meanings set forth below:

1.1       “Account” means the bookkeeping accounts established and maintained by the Plan Administrator to reflect the interest of each Participant under the Plan in contributions credited to a Participant pursuant to Section 3, as adjusted to reflect credits or charges pursuant to Sections 4 and Section 13.3. Each Account may include one or more of the following subaccounts:

(a)       Retirement Account. Each Retirement Account reflects credits to a Participant’s Account (i) made on his or her behalf as Deferral Contributions pursuant to Sections 3.1 from and after January 1, 2017, to the extent Deferral Contributions are not designated for allocation to a Fixed Period Account and (ii) made on his or her behalf as Nonelective Contributions pursuant to Section 3.2 from and after the Restatement Effective Date, as adjusted to reflect designated rates of return and other credits or charges. Each Retirement Account may consist of a Deferral Contributions Retirement Subaccount and a Nonelective Contributions Retirement Subaccount to the extent both Deferral Contributions and Nonelective Contributions are credited to a Retirement Account.

(b)       Fixed Period Account. Each Fixed Period Account reflects credits to a Participant’s Account made on his or her behalf as Deferral Contributions pursuant to Sections 3.1 from and after January 1, 2017, to the extent Deferral Contributions are designated for allocation to the Fixed Period Account, as adjusted to reflect designated rates of return and other credits or charges.

(c)       Pre-2017 Deferral Contributions Account. All Deferral Contributions credited to Accounts under the Plan for periods prior to January 1, 2017 shall be credited to the Pre-2017 Deferral Contributions Account, as adjusted to reflect designated rates of return and other credits or charges for all periods both before and after January 1, 2017.

1.2       “Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is a Plan Sponsor, and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with a Plan Sponsor.

1.3       Annual Bonus means an amount paid to a Participant as bonus compensation for the performance period to which a Deferral Election applies, which is specifically classified as an annual bonus payment by the Plan Sponsor relating to services performed during one or more performance periods of at least twelve (12) months’ duration.

1.4       Annual Installments means a series of amounts to be paid annually over a predetermined period of years in substantially equal periodic payments, except to the extent any increase in the amount reflects reasonable earnings through the date the amount is paid. Annual Installments shall be treated as a single payment for the purpose of Section 409A.

1.5       Base Salary means a Participant’s regular base salary as reflected on the payroll records from time to time during the Plan Year.

1.6       “Beneficiary” means the person or trust that a Participant designated most recently in writing to the Plan Administrator; provided, however, that if the Participant has failed to make a designation, no person designated is alive, no trust has been established, or no successor Beneficiary has been designated who is alive, the “Beneficiary” means (a) the

Participant’s spouse; or (b) if no spouse is alive, the legal representative of the deceased Participant’s estate.

1.7       “Code” means the Internal Revenue Code of 1986, as amended, and all relevant regulations and rulings pertaining to the particular provision(s) of the Code referenced herein.

1.8       “Compensation” means Base Salary, Annual Bonus, or both, as the context requires.

1.9       “Deferral Contribution” means a contribution of a Plan Sponsor on behalf of a Participant pursuant to Section 3.1 equal to a percentage (or, alternatively, if permitted by the Plan Administrator, a flat dollar amount) of a Participant’s Base Salary and/or Annual Bonus that is not yet payable and otherwise effected pursuant to a valid Deferral Election.

1.10     “Deferral Election” means a Participant’s election under Section 2.2 that is made during an Election Period to have Deferral Contributions made to his or her Account.

1.11     “Effective Date” means, as to the Primary Sponsor, January 1, 2002, and as to each other Plan Sponsor which adopts the Plan, the effective date as of which such Plan Sponsor first adopts the Plan.

1.12     “Eligible Employee” shall mean any Employee who is (a) employed by a Plan Sponsor, (b) determined by the Plan Administrator in its sole discretion to be a member of a select group of management or highly compensated employees of that Plan Sponsor within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and any regulations relating thereto, and (c) designated by the Plan Administrator, in its sole discretion, to be eligible to participate in the Plan. No person who is initially classified by a Plan Sponsor as an independent contractor for federal income tax purposes shall be regarded as an Eligible Employee for that period, regardless of any subsequent determination that any such person should have been characterized as a common law employee of the Plan Sponsor for the period in question.

1.13     “Employee” means any individual who is treated as a common law employee of the Primary Sponsor or an Affiliate in accordance with its usual employment policies and procedures.

1.14     “Election Period” means the elections periods described in Section 2.2.

1.15     “Employer Group” means the Primary Sponsor and each Affiliate, except that in applying Code Section 1563(a)(1), (2) and (3), “at least 50 percent” is used instead of “at least 80 percent.”

1.16     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all relevant regulations and rulings pertaining to the particular provision(s) of the Code referenced herein.

1.17     “Governing Body” means the Board of Directors of the Primary Sponsor.

1.18     “Key Employee” shall mean a Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Plan Sponsor (or an entity which is considered to be single employer with the Plan Sponsor under Code Section 414(b) or 414(c)) at any time during the twelve (12) month period ending on December 31. Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed to be a Key Employee solely for the period of April 1 through March 31 following such December 31 or as otherwise required by the Section 409A. For purposes of determining whether an individual is a key employee under Code Section 416(i), the Primary Sponsor shall calculate the applicable compensation thresholds by referring to such individual’s W-2 compensation as reported by the Plan Sponsor or any Affiliate for a particular calendar year.

1.19     “Nonelective Contributions” means an amount credited to a Participant’s Nonelective Contributions Retirement Subaccount by the Plan Sponsor.

1.20     “Participant” means any Eligible Employee or former Eligible Employee who has become a participant in the Plan pursuant to Section 2, for so long as his or her benefits hereunder have not been fully distributed.

1.21     “Plan” means the Nicolet National Bank Deferred Compensation Plan, as amended and/or restated from time to time.

1.22     “Plan Administrator” means the organization or person designated by the Primary Sponsor to administer the Plan or, in the absence of any such designation, the Compensation Committee of the Governing Body.

1.23     “Plan Sponsor” means individually the Primary Sponsor and each Affiliate which may adopt the Plan with the consent of the Plan Administrator.

1.24     “Plan Year” means each calendar year beginning with the calendar year commencing January 1, 2002.

1.25     “Section 409A” shall mean Section 409A of the Code.

1.26     “Termination of Employment” means the Participant’s separation from service with the Primary Sponsor and all affiliated companies that, together with the Primary Sponsor, constitute the “service recipient” as contemplated under Code Section 409A(a)(2)(A)(i). Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Participant’s employment and whether there is an intent for the Participant to provide significant services for the “service recipient” following such termination. Notwithstanding the foregoing, the following rules apply in determining whether a Termination of Employment has occurred:

(a)       A termination of employment will not be considered a Termination of Employment if: the Participant continues to provide services as an employee of the

“service recipient” at an annual rate that is more than twenty percent (20%) of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period).

(b)       The employment relationship of a Participant will be considered to remain intact while the individual is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Participant will return to perform services for the “service recipient” and the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the “service recipient” under applicable law or contract

1.27     “Trust” means the grantor trust that may be maintained by the Primary Sponsor as a source for the payment of benefit obligations under the Plan. The Trust shall be consistent with the “unfunded” status of the Plan and shall be subject to the claims of the general creditors of the Primary Sponsor and/or the Plan Sponsor (as appropriate).

1.28     “Trustee” means the trustee under the Trust that may be maintained by the Primary Sponsor as a source for the payment of benefit obligations under the Plan.

1.29     “Unforeseeable Emergency” means a severe hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152 without regard to Subsections 152(b)(1), (b)(2) and (d)(1)(B) thereof) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided further that such hardship can not be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of assets (to the extent liquidation would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.

1.30     “Valuation Date” means each regular business day or any other date designated as such by the Plan Administrator.

1.31     “Vesting Service” means the total number of years and completed whole months of service rendered by a Participant as an employee of the Plan Sponsor or any Affiliate measured from the Participant’s most recent date of hire. In applying the foregoing,

(a)       periods of authorized leaves of absence from the Plan Sponsor or any Affiliate, including but not limited to leaves required to be granted pursuant to the Family and Medical Leave Act of 1993 and the Uniformed Services Employment and Reemployment Rights Act, shall not be treated as constituting a break in a Participant’s period of continuous service; and

(b)       the Plan Administrator may, but is not required to, aggregate one or more past periods of service of a rehired Participant.

SECTION 2

ELIGIBILITY

2.1       Commencement of Participation. Each Eligible Employee shall become a Participant as of the date designated by the Plan Administrator. A designation of eligibility by the Plan Administrator shall be by means of a written or electronic communication to an Eligible Employee.

2.2       Deferral Elections. A Participant may elect to make deferrals of Base Salary and Annual Bonuses during each Election Period designated by the Plan Administrator with respect to a Plan Year or performance period, as provided herein. Participants may make their Deferral Elections during an Election Period established by the Plan Administrator ending no later than immediately prior to the first day of the Plan Year to which the Deferral Election is to apply; provided, however, to the extent the Plan Administrator may permit:

(a)       with respect to a deferral of Annual Bonus, the Election Period established by the Plan Administrator must end prior to the earlier of (i) the first day of the Plan Year in which the performance period commences or (ii) the first day of the performance period, unless the Annual Bonus qualifies as performance-based compensation within the meaning of Treasury Regulations Section 1.409A-1(e) and satisfies the criteria under Treasury Regulations Section 1.409A-2(a)(8), in which case the Election Period may end as late as six (6) months prior to the end of the performance period; and

(b)       with respect to a deferral of Base Salary only, in the case of a Participant who is first eligible to participate in the Plan as of any date other than January 1 or who is a former Participant, the 30-day period beginning as of the date the Eligible Employee first becomes or becomes again a Participant; provided any such Eligible Employee has not, for a period of at least twenty-four (24) months prior to such initial or renewed eligibility, been eligible to participate in the Plan or in any other plan of the Employer Group (other than accruing earnings under the Plan or such other plan).

Participants may elect to have Deferral Elections applied either to Base Salary or Annual bonuses, or both, subject to such rules as may be promulgated from time to time by the Plan Administrator.

Unless the Plan Administrator provides for an earlier irrevocability date, Deferral Elections shall become irrevocable as of the last day of the latest ending Election Period that could have been established by the Plan Administrator with respect to a Deferral Election as provided for in this Section 2.2.

2.3       Duration of Deferral Elections.

(a)       General Rules. Deferral Elections (i) must be made during an eligible Election Period; (ii) shall be effective for the Plan Year immediately following the Election Period or, to the extent applicable, in which the Election Period ends or, with respect to deferrals of Annual Bonus, for the performance period to which it relates; (iii) shall only apply with respect to Compensation that relates to services performed subsequent to the date of the Deferral Election; (iv) shall be irrevocable (except as provided herein); and (v) shall remain in force for the balance of the Plan Year in which the Participant's participation begins or for the performance period to which it relates, as applicable (except in the case of Deferral Elections having continuing effect). A Deferral Election shall have continuing effect for successive Plan Years and performance periods only to the extent permitted by the Plan Administrator and as expressly provided for by the terms of a Deferral Election.

(b)       Suspensions of Deferral Elections. Subject to the provisions of Section 409A, in the event a Participant participates in a plan of the Employer Group intended to qualify under Code Section 401(a) and containing a tax-qualified cash or deferred arrangement qualified under Code Section 401(k), the Participant shall be suspended from continued participation under this Plan to the extent required by such other plan as a result of a hardship withdrawal made by such Participant under such other plan. Such a Participant may not again make Deferral Contributions to this Plan until the Plan Year or performance period, as applicable, following the Plan Year or performance period, as applicable, in which Deferral Contributions cease under this Section 2.3(b) in accordance with rules established by the Plan Administrator in accordance with the requirements of Section 409A.

(c)       Certain Revocations of Deferral Elections. A Participant’s Deferral Election shall be revoked upon a Participant demonstrating to the Plan Administrator in such form an manner as my be specified by the Plan Administrator from time to time that the Participant is suffering from an Unforeseeable Emergency. Such Participant may not again make Deferral Contributions to this Plan until the Plan Year or performance period, as applicable, following the Plan Year or performance period, as applicable, in which Deferral Contributions cease under this Section 2.3(c) in accordance with rules established by the Plan Administrator in accordance with the requirements of Section 409A.

2.4       Cessation of Active Participation. Any Participant previously designated for membership in the Plan may be designated as ineligible for active membership in the Plan, on a prospective basis, at any time by the Plan Administrator and shall be classified as an inactive Participant. A Participant who ceases to be either an Employee or Eligible Employee shall no longer be eligible for active membership in the Plan as of the date the Participant ceases to be an Employee or Eligible Employee and shall be classified as an inactive Participant. Any Deferral Election in effect at the time that a Participant becomes inactive but remains an Employee shall continue in effect for the balance of the period to which the Deferral Election applies. The categories of inactive Participants described in this Section 2.2 are ineligible to elect further deferrals of Compensation under Section 3 and to receive further allocations of Plan Sponsor contributions under Section 3 but shall continue as Participants until their respective benefits under the Plan are distributed in full.

2.5       Inactive Participants. Inactive Participants described in Section 2.4 shall continue to be subject to all other terms of the Plan so long as he or she remains a Participant of the Plan.

2.6       Binding Terms of Plan. By accepting membership in the Plan, a Participant is deemed to be bound by the terms and conditions of this Plan.

SECTION 3

CONTRIBUTIONS

3.1       Deferral Contributions.

(a)       Amount of Deferral Contributions. During any applicable Election Period, each Participant may elect, pursuant to a Deferral Election, to direct the Plan Administrator to reduce his or her Compensation, and in lieu thereof, credit to his or her Account an amount equal to such reduction, with such reduction amounts to be in whole percentages or, if permitted by the Plan Administrator, a flat dollar.

(b)       Authorization for Deferral Contributions. All Deferral Elections shall be in writing or in such other form permitted by the Plan Administrator and shall be submitted to the Plan Sponsor or its designee during the applicable Election Period in accordance with the normal administrative procedures established by the Plan Administrator.

(c)       Ordering. Deferral Elections shall be processed before elective deferrals or contributions made under any other deferred compensation plan of the Plan Sponsor but after all legally-required and voluntary after-tax withholdings from Compensation.

3.2       Nonelective Contributions. For each Plan Year, a Plan Sponsor may, but is not required to, contribute on behalf of one or more of its Participants an amount to one or more such Participants’ Nonelective Contributions Retirement Subaccounts, subject to such conditions and limitations as the Plan Sponsor may prescribe, with the approval of the Plan Administrator. The determination of whether, and what amount, to so award to any Participant for a Plan Year shall be determined by the Plan Sponsor, with the consent of the Plan Administrator, and need not be uniformly applied to each Participant.

SECTION 4

CREDITING ACCOUNTS

4.1       Crediting Deferral Contributions. Deferral Contributions shall be credited by the Plan Administrator to a Participant’s Account no later than as of the end of the month in which the Deferral Contributions reduce the Participant’s Compensation.

4.2       Crediting Non-elective Contributions. Nonelective Contributions shall be credited by the Plan Sponsor to a Participant’s Nonelective Contributions Retirement Subaccount as of a date determined by the Plan Administrator.

4.3       Adjustment to Accounts.

(a)       As of the last day of each Plan Year and any intervening Valuation Dates as the Plan Administrator may prescribe subsequent to the initial posting of a credit to a Participant’s Account, the Participant’s Account shall be adjusted by one or more rates of return in any manner as may be designated from time to time by the Plan Administrator. In the event the Plan Administrator invests funds otherwise earmarked for the satisfaction of Plan obligations in investment vehicles, the Plan Administrator may provide for the adjustment of Accounts by the rate(s) of return experienced by such investments.

(b)       The Plan Administrator may allow a Participant to select a rate or rates of return for the purpose of crediting earnings, gains and losses to his or her Account from among a menu of investment choices in any manner authorized by the Plan Administrator; provided, however, that the Plan Administrator shall not be obligated to make investments of funds otherwise earmarked for the satisfaction of Plan obligations consistent with any such investment directions.

(c)       The determination of how and what rate(s) of return to apply need not be uniformly applied to all Participants.

(d)       The Plan Administrator may deduct from Accounts expenses incurred in the operation of the Plan and to satisfy tax withholding obligations as contemplated by Section 13.3.

4.4 Timing of Credits. In connection with any distribution of a Participant’s Account, the Account shall be adjusted for amounts to be credited in Sections 4.1 and 4.2 and by the rate(s) of return described in Section 4.3 through the Valuation Date immediately preceding the date the distribution is processed pursuant to normal administrative procedures.

SECTION 5

VESTING

5.1       Deferral Contributions. A Participant shall always be fully vested in that portion of his or her Account attributable to Deferral Contributions and any earnings thereon.

5.2       Nonelective Contributions. A Participant shall become vested in that portion of his or her Nonelective Contributions Retirement Subaccount attributable to Nonelective Contributions, and any earnings thereon, in accordance with the vesting schedule established in writing by the Plan Administrator for that Participant. In the event the Plan Administrator has not established an individual vesting schedule for a Participant, the following default vesting schedule shall apply separately to each annual Nonelective Contribution:

Years of Vesting Service from date of

Nonelective Contribution	Vested Percentage

Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

5.3       Forfeitures. The portion of a Participant’s Nonelective Contributions Retirement Subaccount that is not vested upon the Participant’s Termination of Employment shall be forfeited.

SECTION 6

DISTRIBUTION OF ACCOUNTS

6.1       Types of Accounts.

(a)       Retirement Accounts. A Retirement Account shall be established for each Participant to the extent Deferral Contributions for any period commencing on or after January 1, 2017 are not designated for allocation to a Fixed Period Account and/or to the extent Nonelective Contributions are made on behalf of the Participant. A Participant is eligible for only one Retirement Account.

(b)       Fixed Period Accounts. Each Participant who makes Deferral Contributions for any period commencing on or after January 1, 2017 may designate such Deferral Contributions for allocation to a Fixed Period Account. A Participant may establish a second Fixed Period Account but only for Deferral Contributions attributable to Plan Years beginning on or after the Plan Year in which a payout from the first Fixed Period Account is scheduled to commence.

(c)       Pre-2017 Deferral Contributions Accounts. A Pre-2017 Deferral Contributions Account shall be established for each Participant who is credited with Deferral Contributions for periods prior to January 1, 2017.

6.2       Distribution Elections.

(a)       Retirement Accounts. A Participant may make an election with respect to both the timing and form in which payments are to commence from his or her Deferral Contributions Retirement Subaccount during the Election Period that the Participant first elects a portion of his or her Deferral Contributions to be allocated to the Retirement Account. A Participant may make an election with respect to both the timing and form in which payments are to commence from his or her Nonelective Contributions Retirement Subaccount during the period permitted by the Plan Administrator ending prior to the later of (i) the first day of the Plan Year for which a Participant is credited with a Nonelective Contribution or (ii) the end of the 30-day period beginning as of the date the

Employee is first eligible to be a Participant. A Participant may elect to have the subaccounts of his or her Retirement Account distributed in either a single lump sum payment or in Annual Installments for a period of years designated by the Participant (not to exceed ten (10) years). Elections shall be made in the manner designated by the Plan Administrator. A different election may be made for each of the Deferral Contributions Retirement Subaccount and the Nonelective Contributions Retirement Subaccount.

(b)       Fixed Period Accounts. A Participant shall make an election with respect to both the timing and form in which payments are to commence from his or her Fixed Period Account during the Election Period that the Participant first elects a portion of his or her Deferral Contributions are to be allocated to the Fixed Period Account. A Participant shall elect to have his or her Fixed Period Account distributed in either a single lump sum payment or in Annual Installments for a period of years designated by the Participant (not to exceed ten (10) years), with such payment to be made or commence no earlier than the second Plan Year following the close of the first Plan Year for which Deferral Contributions are allocated to the Fixed Period Account. In the event that a Participant establishes a second Fixed Period Account in accordance with Section 6.1(b), the Participant shall make an election with respect to both the timing and form in which payments are to commence from such second Fixed Period Account during the Election Period applicable to the establishment of that second Fixed Period Account. No Deferral Contributions may be credited to a Fixed Period Account that is in pay status. In no event shall more than two Fixed Period Accounts be in existence at any time with respect to a Participant, with one of those Fixed Period Accounts required to be in pay status.

6.3       Distribution Rules.

(a)       General Rules.

(i)       Notwithstanding the distribution rules set forth in Subsections (b), (c) and (e) below, if a Participant’s Account has a value of less than the then applicable dollar amount under Section 402(g)(1)(B) of the Code determined as of the effective date of the Participant’s Termination of Employment, the Plan Administrator shall pay the entire Account to the Participant in a single lump sum payment within ninety (90) days following the Participant’s Termination of Employment.

(ii)       Notwithstanding any other provision of the Plan to the contrary, if a Participant is a Key Employee of the Employer Group any stock of which is publicly traded on an established securities market or otherwise, all within the meaning of Section 409A, at the date of his or her Termination of Employment (other than due to death), any payments otherwise due from such Participant’s Account (other than a Pre-2017 Deferral Contributions Account) by reason of such Termination of Employment during the six-month period after the date of the Termination of Employment shall be deferred and such deferred amounts will be paid during the seventh month following such six-month anniversary.

(iii)       The Primary Sponsor shall cause each Plan Sponsor to make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Section 409A; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Section 409A. The amount of the payment shall not exceed the lesser of (1) the Participant’s Account or (2) an amount equal to the amount of income included in taxable income as a result of such violation, plus an additional amount, to the extent permissible under related Treasury regulations and guidance, for penalties under Section 409A, other taxes and interest or other costs. Payment under this Section 6.3(a)(iii), including the amount of any taxes, penalties, interest or other costs, shall be applied against the Participant’s Account and shall constitute fulfillment of the Plan Sponsor’s payment obligation to the Participant under the Plan to the extent of any such payments.

(iv)       All distributions with respect to the Accounts shall be made in cash or cash equivalents.

(b)       Retirement Accounts. Except as otherwise provided in this Section 6, a Participant who experiences a Termination of Employment on or after attaining age fifty-five (55) shall have his or her distribution election made pursuant to Section 6.2(a) giving effect as to the vested portion of the Retirement Account. If such a Participant experiences a Termination of Employment without a valid distribution election in effect for one or both subaccounts of the Participant’s Retirement Account, the subaccount(s) for which no valid distribution election is in effect shall be payable to the Participant in Annual Installments over a period of five (5) years, with the first Annual Installment to be made in January of the calendar year following the calendar year in which the Termination of Employment occurs. Each periodic payment of an Annual Installment in a calendar year subsequent to the calendar year of commencement shall be made in January of such calendar year. A Participant who experiences a Termination of Employment prior to attaining age fifty-five (55) shall have the vested portion of the Participant’s Retirement Account paid to the Participant in a single lump sum payment in January of the calendar year following the calendar year in which the Termination of Employment occurs.

(c)       Fixed Period Accounts. Except as otherwise provided in this Section 6, a Participant’s Fixed Period Account shall have his or her distribution election made pursuant to Section 6.2(b). The first Annual Installment shall be paid in January of the commencement calendar year specified by the Participant. Each subsequent Annual Installment shall be paid in each subsequent January for the remainder of the installment period. The amount of the first Annual Installment shall equal the value of the Participant’s Fixed Period Account as of the date the distribution is processed, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of calendar years over which the Fixed Period Account is to be paid, as elected by the Participant pursuant to Section 6.2(b) above. The amount of each subsequent calendar year’s Annual Installment shall be the value of the Participant’s Fixed Period Account determined as of the date the distribution is processed, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of calendar years remaining in the period over which the Participant’s Fixed Period Account is to be paid. Notwithstanding the foregoing provisions of this Subsection (c), in the case of a Participant who incurs a Termination of Employment for any reason prior to the calendar year in which payments from a Fixed Period Account are to commence, the Fixed Period Account shall be paid to the Participant in a single lump sum payment in January of the calendar year following the calendar year in which the Termination of Employment occurs.

(d)       Changes to Distribution Elections. The Plan Administrator may allow a Participant to elect a change to the timing and/or form of payment prescribed by any distribution election then in effect for the Participant under his or her Retirement Account or Fixed Period Account if (i) the changed election does not take effect until twelve (12) months following the date on which the changed election is made; (ii) the first payment with respect to which the changed election is made is deferred for at least five (5) years from the date the payment would otherwise have commenced; (iii) in the instance of a changed election to a Fixed Period Account, the changed election does not occur less than twelve (12) months before the date of the first scheduled payment; and (iv) the changed election otherwise satisfies the requirements of Section 409A. No changed election may alter the nonelective payment provisions of this Section 6, except to the extent required to apply to an alternative, nonelective payment provision in order for the changed election to satisfy Section 409A.

(e)       Pre-2017 Deferral Contributions Accounts. Subject to Sections 6.3(a)(i), (iii) and (iv), payment from any Pre-2017 Deferral Contributions Account shall be made in five (5) substantially equal installments commencing within thirty (30) days following the Participant’s Termination of Employment. If a Participant is a Key Employee of the Employer Group any stock of which is publicly traded on an established securities market or otherwise, all within the meaning of Section 409A, at the date of his or her Termination of Employment, any payments otherwise due from such Participant’s Pre-2017 Deferral Contributions Account by reason of such Termination of Employment during the six-month period after the date of the Termination of Employment shall be deferred and such deferred amounts will be paid during the seventh month following such six-month anniversary.

6.4       Death Benefits.

(a)       Designation Upon Commencement of Participation. Each Participant, upon becoming eligible to participate in the Plan, may designate a Beneficiary or Beneficiaries to receive his or her vested Account in the event of his or her death. A Participant may change his or her designated Beneficiary at any time and each change so made shall revoke all prior designations by the Participant. To be valid, all Beneficiary designations and changes shall be made on a form and in a manner provided by the Plan Administrator. No such change shall become effective until received in writing and acknowledged by the Plan Administrator and no such change may be given effect if not received prior to the date a distribution pursuant to Section 6 has been processed for payment (or, if applicable, the commencement of payment). In the event a Participant fails to designate any Beneficiary by making a valid election, the default Beneficiary designation provisions of this Plan shall apply.

(b)       Death of Participant after Commencement of Annual Installments. If a Participant dies after commencement of Annual Installments from any or all of his or her Account, future annual payments will cease. Payment of the remaining Account (other than the Pre-2017 Deferral Contributions Account) shall be made in a single lump sum payment to the Beneficiary within ninety (90) days after the Participant’s death.

(c)       Death of Participant prior to Commencement of Payments. If a Participant dies prior to the commencement of payment from his or her Account, payment of the Account (other than the Pre-2017 Deferral Contributions Account) shall be made in a single lump sum payment to the Beneficiary within ninety (90) days after the Participant’s death.

6.5       Trust.

(a)       To provide a source for the satisfaction of obligations under the Plan, the Primary Sponsor may establish a Trust, which, if established, shall be a grantor trust.

(b)       In the event a Trust is established, the Plan Administrator may direct the Trustee to pay for benefits of the Participant or his or her Beneficiary at the time and in the amount described in this Section 6. In the event the amounts held under the Trust which are attributable to a particular Plan Sponsor’s contributions are not sufficient to provide the full amount payable to the Participant(s) and/or Beneficiary(ies) of such Plan Sponsor, that Plan Sponsor shall pay for the remainder of such amount at the time set forth in Section 6. No other Plan Sponsor or Affiliate shall be responsible for the benefit obligations of a Plan Sponsor. Notwithstanding the foregoing, payments from the Trust shall be subject to the governing provisions of the agreement establishing the Trust.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1       Operation of the Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Primary Sponsor shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice or resignation to the Primary Sponsor. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Primary Sponsor may appoint a successor or succeed to the position itself.

7.2       Duties of the Plan Administrator.

(a)       The Plan Administrator shall perform any act which the Plan authorizes or requires of the Plan Administrator by action taken in compliance with the Plan and may designate in writing other persons to carry out its duties under the Plan. The Plan Administrator may employ persons to render advice with regard to any of the Plan Administrator’s duties.

(b)       The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all Participants and Beneficiaries, subject to the provisions of the Plan and subject to applicable law.

(c)       The Plan Administrator shall furnish Participants and Beneficiaries with all disclosures now or hereafter required by ERISA. The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Code, and shall be solely responsible for establishing and maintaining all records of the Plan.

(d)       The statement of specific duties for a Plan Administrator in this Section is not in derogation of any other duties which a Plan Administrator has under the provisions of the Plan or under applicable law.

(e)       Each Plan Sponsor shall indemnify and hold harmless each person constituting the Plan Administrator from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs) arising in connection with the performance by the person of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person acting.

7.3       Action by the Primary Sponsor or a Plan Sponsor. Any action to be taken by the Primary Sponsor or a Plan Sponsor shall be taken by resolution or written direction duly adopted by its board of directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the board of directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of a Plan Sponsor the authority to take any such actions as may be specified in such resolution or written direction, to the extent not otherwise inconsistent with the provisions of the Plan.

SECTION 8

CLAIM REVIEW PROCEDURE

8.1       Notice of Denial. If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

8.2       Contents of Notice of Denial. If a Participant or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a)       the specific reasons for the denial;

(b)       specific references to the pertinent provisions of the Plan on which the denial is based;

(c)       a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)       an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

8.3       Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(a)       request a full and fair review of the denial of the claim by written application to the Plan Administrator;

(b)       request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c)       submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and

(d)       a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.4       Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

8.5       Hearing. Upon receiving a written application for review, pursuant to Section 8.4, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

8.6       Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.

8.7       Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

8.8       Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Plan Administrator determines that the extension of time is required, the Plan Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator shall provide to the claimant written notice of the denial which shall include:

(a)       the specific reasons for the decision;

(b)       specific references to the pertinent provisions of the Plan on which the decision is based;

(c)       a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d)       an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

8.9 Statute of Limitations. A claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one year of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 8.8 or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. Notwithstanding anything in the Plan to the contrary, a claimant must exhaust all administrative remedies available to such Claimant under the Plan before such claimant may seek judicial review pursuant to Section 502(a) of ERISA.

SECTION 9

LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY

INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS

9.1       No Alienation. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.

9.2       Incompetency. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

SECTION 10

LIMITATION OF RIGHTS

Membership in the Plan shall not give any Employee any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by any Plan Sponsor shall not be construed to give any Employee a right to be continued in the employ of a Plan Sponsor or as interfering with the right of a Plan Sponsor to terminate the employment of any Employee at any time.

SECTION 11

AMENDMENT TO OR TERMINATION OF THE PLAN

11.1       Amendment and Termination by Primary Sponsor. The Primary Sponsor or any successor thereto reserves the right by action of the Governing Body or its delegatee at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Participants or Beneficiaries of benefits already accrued under the Plan; provided, however, that the Primary Sponsor reserves the right to amend the Plan in any respect to comply with the provisions of Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Except as provided herein, upon termination of the Plan, each Participant’s Account shall be paid in due course in accordance with Section 6. Notwithstanding the foregoing, the Primary Sponsor may cause one or more Plan Sponsors to pay the lump sum value of Participant Accounts if the Primary Sponsor determines that such payment of retirement benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance. In such an event, payment shall be made at the earliest date permitted under such guidance. No Plan Sponsor other than the Primary Sponsor shall have the right to so modify, amend or terminate the Plan.

11.2       Termination by a Plan Sponsor. Each Plan Sponsor, other than the Primary Sponsor, shall have the right to terminate its participation in the Plan by resolution of its board of directors or other appropriate governing body and notice in writing to the Primary Sponsor. Any termination by a Plan Sponsor shall not be a termination as to any other Plan Sponsor. Any such termination shall not trigger, in and of itself, payment of any affected Participant’s Account.

11.3       Termination by Primary Sponsor. If the Plan is terminated by the Primary Sponsor it shall terminate as to all Plan Sponsors.

SECTION 12

ADOPTION OF PLAN BY AFFILIATES

Any Affiliate, if the Affiliate is authorized to do so by the Plan Administrator, may adopt the Plan by action of the board of directors or other appropriate governing body of the Affiliate. Any adoption shall be evidenced by certified copies of the resolutions of the foregoing board of directors or governing body indicating the adoption by the adopting Affiliate. The resolution shall state and define the Effective Date of the adoption of the Plan by the adopting Affiliate.

SECTION 13

MISCELLANEOUS

13.1     Unfunded Obligations. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Plan Sponsor or, if established, the Trust. Any and all of the assets of each Plan Sponsor and any Trust assets which are attributable to amounts paid into the Trust by the Plan Sponsors shall be, and remain, the general unpledged, unrestricted assets of the respective Plan Sponsor, which shall be subject to the claims of that Plan Sponsor’s general creditors. Each Plan

Sponsor’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Plan Sponsor to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Plan Sponsors that the Plan and, if established, the Trust be unfunded for purposes of the Code and for purposes of Title I of ERISA. Nothing contained in this Plan shall constitute a guaranty by a Plan Sponsor or any other entity that the assets of the Plan Sponsor will be sufficient to pay any benefit hereunder.

13.2     Plan Expenses. All expenses of the Plan may be applied as a charge to the Accounts of Participants, as determined by the Plan Administrator.

13.3     Tax Withholding. When payments are made under the Plan, the Plan Sponsor shall have the right to deduct from each payment made under the Plan, or any other compensation payable to a Participant or Beneficiary, any required withholding taxes respecting such payments. Prior to the date a Participant’s Account becomes payable pursuant to Section 6, the Plan Sponsor may deduct from the Participant’s Account, or from other compensation payable to the Participant, any required federal employment taxes imposed under Code Sections 3101, 3121(a) and 3121(v)(2) and any taxes required under any state, local and foreign laws (the “Tax Obligations”), that may be imposed on amounts deferred pursuant to this Plan prior to the time such amounts are paid or made available to the Participant and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the “Income Tax Obligations”). Accelerated payments pursuant to this Section 13.3 shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made in the form of a payment directly to the applicable taxing authorities pursuant to the withholding provisions of applicable law.

13.4     Intended Tax Treatment. The Plan Sponsor does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. However, the Plan Sponsor intends that no contribution made to this Plan, nor the income thereon, be included in the taxable income of a Participant until, and to the extent of, distributions made from this Plan. Accordingly, notwithstanding any provision of this Plan to the contrary, the Plan Administrator shall interpret and administer this Plan in accordance with the applicable requirements prescribed by Section 409A.

13.5     Notice of Address. Each individual entitled to a benefit under the Plan must file with the Primary Sponsor, in writing, his or her post office address and each change of post office address which occurs between the date of his or her Termination of Employment and the date he or she ceases to be a Participant. Any communication, statement or notice addressed to such individual at his or her latest reported office address will be binding upon him or her for all purposes of the Plan and neither the Plan Administrator nor any Plan Sponsor shall be obliged to search for or ascertain his or her whereabouts.

13.6.    Delivery of Notices. Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if mailed by first class mail, postage prepaid, to the Participant or Beneficiary at his or her last post office address as shown on the Primary

Sponsor’s records. Any notice to the Plan Administrator or the Primary Sponsor shall be properly given or filed upon receipt by the Plan Administrator or the Primary Sponsor at such address as may be specified from time to time by the Plan Administrator.

13.7     Receipt or Release. Any payment to a Participant or a Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, the Plan against the Plan Administrator and each Plan Sponsor. The Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

13.8     Governing Law. To the extent not preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin.

13.9     Section 409A. The Plan’s governing provisions are drafted with the intent that they comply with all applicable of Section 409A and, in the event of any ambiguity, such provisions shall be construed in a manner consistent with that intent.

IN WITNESS WHEREOF, the Primary Sponsor has caused this indenture to be executed as of the date first above written.

Nicolet National Bank:

By:

Title:	President and CEO